Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Ladenburg Thalmann Financial Services Inc. on Form S-8 (Nos. 333-82688, 333-101360, 333-101361, 333-124366, 333-130024, 333-139246, 333-139247, 333-139254, 333-147386, 333-163007, and 333-198056) and on Form S-3 (Nos. 333-37934, 333-71526, 333-81964, 333-88866, 333-117952, 333-122240, 333-130026, 333-130028, 333-139244, 333-141517, 333-150851, 333-153373, 333-187322 and 333-192712) of our report dated February 24, 2015 relating to the consolidated financial statements of Securities Service Network, Inc. and subsidiaries, which are included in the Current Report on Form 8-K/A of Ladenburg Thalmann Financial Services Inc. filed on March 20, 2015.

/s/ Coulter & Justus, P.C.

Knoxville, Tennessee
March 20, 2015